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________, 2003



Smith Barney Sector Series Inc.
      on behalf of Smith Barney Health Sciences Fund
125 Broad Street
New York, New York  10004


Smith Barney Sector Series Inc.
      on behalf of Smith Barney Biotechnology Fund
125 Broad Street
New York, New York  10004


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Smith Barney Sector Series Inc., a Maryland corporation (the "Corporation"), on behalf of Smith Barney Health Sciences Fund (the "Acquiring Fund"), (b) the Corporation, on behalf of Smith Barney Biotechnology Fund (the "Acquired Fund") and (c) the holders (the "Acquired Fund Shareholders") of voting shares of common stock of the Acquired Fund (the "Acquired Fund Shares") when the Acquired Fund Shareholders receive voting shares of common stock of the Acquiring Fund ("Acquiring Fund Shares") in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Plan of Reorganization adopted by the Board of Directors of the corporation on January 29, 2003 (the "Plan of Reorganization"). This opinion is being delivered pursuant to Section D(2)(a) of the Plan of Reorganization.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all

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documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Corporation addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

     (a) the transfer to the Acquiring Fund of all of the assets of the Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Fund, followed by the distribution of such Acquiring Fund Shares to Fund shareholders in exchange for their shares of the Fund in complete liquidation of the Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

     (b) except for gain or loss regularly attributable to the termination of the Fund's taxable year, no gain or loss will be recognized by the Fund upon the transfer of the Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Fund or upon the distribution of the Acquiring Fund Shares to the Fund's shareholders in exchange for their shares of the Fund;

     (c) except for assets that may be revalued as a consequence of a termination of the Fund's taxable year, the basis of the assets of the Fund in the hands of the Acquiring Fund will be the same as the basis of such assets of the Fund immediately prior to the transfer;

     (d) except for assets that may be revalued as a consequence of a termination of the Fund's taxable year, the holding period of the assets of the Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Fund;

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     (e)  no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Fund;

     (f) no gain or loss will be recognized by the shareholders of the Fund as a result of the receipt of Acquiring Fund Shares solely in exchange for their shares of the Fund as part of the transaction;

     (g) the basis of the Acquiring Fund Shares received by the shareholders of the Fund will be the same as the basis of the shares of the Fund exchanged therefor; and

     (h) the holding period of Acquiring Fund Shares received by each shareholder of the Fund will include the holding period during which the shares of the Fund exchanged therefore were held, provided that at the time of the exchange such shares of the Fund were held as capital assets in the hands of such shareholder of the Fund.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan of Reorganization, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Very truly yours,